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                                                                     EXHIBIT 8.1



                                December 17, 1999



Camden Property Trust
Three Greenway Plaza
Suite 1300
Houston, Texas 77046

Ladies and Gentlemen:

         These opinions are delivered to you in our capacity as counsel to Camden Property Trust (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"). These opinions relate to (1) the Company's qualification for federal income tax purposes as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and (2) the accuracy of the section entitled "Federal Income Tax Considerations and Consequences of Your Investment" (the "Prospectus Tax Section") in the prospectus contained in the Registration Statement.

         In rendering the following opinions, we have examined the Declaration of Trust and Bylaws of the Company and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

         We have reviewed the descriptions set forth in the Registration Statement of the Company and its investments, activities, operations and governance. We have relied upon the facts set forth in the Registration Statement and upon the factual representations of officers of the Company that the company has been and will be owned and operated in such a manner that the Company has and will continue to satisfy the requirements for qualification as a REIT under the Code. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents. In addition, we have relied on certain additional facts and assumptions described below.

         In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, representations, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

         The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

         Based upon and subject to the foregoing and the assumptions, qualifications and factual matters in the Registration statement, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that:


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         1.       The Company has met the requirements for qualification and taxation as a REIT for each taxable year commending with the taxable year ended December 31, 1993.

         2. The diversity of equity ownership, operations through the date of this opinion and proposed method of operation should allow the Company to qualify as a REIT for the taxable year ending December 31, 1999.

         3. The discussion in the Prospectus Tax Section to the extent it describes matters of law or legal conclusions is correct in all material respects.

         We express no opinion with respect to the transactions described herein and in the Registration Statement other than those expressly set forth herein. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership. Locke Liddell & Sapp LLP will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual operating results of the Company and the entities in which the Company owns interests, the sources of their income, the nature of their assets, the level of distributions to shareholders and the diversity of share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. Additionally, you should recognize that our opinions are not binding on the Internal Revenue Service (the "IRS") and that the IRS may disagree with the opinions contained herein.

         This opinion letter has been prepared and furnished to you solely for use in connection with the filing of the Registration Statement. We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission.

                                        Very truly yours,


                                        /s/ Locke Liddell & Sapp LLP